Exhibit 99.(j)(1)

THAI CUSTODY CONTRACT

among

THE MUTUAL FUND COMPANY LIMITED,
as Thai Manager,

THE THAI CAPITAL FUND, INC.

and

BANGKOK BANK LIMITED

May 21, 1990

i

Title			Page

8.	Miscellaneous		7

	8.1	Effective Date	7

	8.2	Successor Custodian	7

	8.3	Notices	7

	8.4	Governing Law	7

	8.5	Jurisdiction and Service of Process	8

	8.6	Language	8

	8.7	Other Agreements	8

	8.8	Headings	8

ii

THAI CUSTODY CONTRACT

This THAI CUSTODY CONTRACT (the “Contract”) dated as of May 21, 1990 among THE THAI CAPITAL FUND, INC., a corporation organized and existing under the laws of Maryland, having its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, U.S.A., hereinafter called the “Fund”, THE MUTUAL FUND COMPANY LIMITED, a Thai limited company, having its principal place of business at IFCT Building, 1770 New Petchburi Road, Bangkok 10310, Thailand, hereinafter called the “Thai Manager”, and BANGKOK BANK LIMITED, a Thai limited company, having its principal place of business at 333 Silom Road, Bangkok 10500, Thailand, hereinafter called the “Custodian”.

W I T N E S S E T H:

WHEREAS, the Fund and the Thai Manager have created an investment plan known as the Thai Capital Fund (the “Investment Plan”) pursuant to an investment contract (the “Investment Contract”) dated as of even date hereof; and

WHEREAS, the parties hereto desire to make certain agreements with respect to the Investment Plan and custody arrangements, all as further set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.             Appointment of Custodian.

1.1           Appointment of Custodian.  The Fund and the Thai Manager hereby appoint, and the Custodian hereby accepts appointment, as custodian of all assets held through the Investment Plan, including such

(a)           securities issued and sold primarily by the Thai government or a subdivision or agency thereof, a corporation or other organization incorporated or organized under the laws of Thailand, securities traded principally on a stock exchange in Thailand or in the over-the-counter market in Thailand, or securities of a company that derives fifty per cent (50%) or more of its total revenue from goods produced, sales made or services performed in Thailand (collectively, “Plan Securities”); and

(b)           cash (“Plan Cash”) and cash equivalents (“Plan Cash Equivalents”) in amounts reasonably necessary (as determined by the Fund or its designee) to effect the Fund’s securities transactions through the Investment Plan in Thailand provided that such Plan Cash and Plan Cash Equivalents shall be customarily and legally accepted for deposit by commercial banks in Thailand.

(Plan Securities, Plan Cash and Plan Cash Equivalents together being hereinafter called the “Plan Assets”) as are delivered to or collected by the Custodian hereunder.  The Custodian shall not be responsible for any property of the Fund or the Investment Plan not delivered to the Custodian.

1.2           Compensation of Custodian.  The Custodian shall be entitled to a fee equal to 1/52 of 0.1 per cent per annum of the value of the weekly net assets of the Investment Plan accrued weekly and payable in Baht within 5 business days after the last day of each month.  Out of pocket expenses related to custodial services will be collected at cost by debiting the account(s) referred to in Section 2.3 hereof.

2.             Duties with Respect to Custody of Assets.

2.1           Holding of the Plan Assets.  The Custodian shall hold and physically segregate in a custodian account the Plan Assets.  The Custodian shall, upon receipt of Proper Instructions (as defined in Article 4), further segregate the Plan Assets in accordance with such Proper Instructions;

2.2           Delivery of the Plan Assets.

(a)           The Custodian shall release and deliver Plan Securities only

(i)            upon sale of such Plan Securities and receipt by the Custodian only of payment therefor, each such payment to be in the amount specified in the Proper Instructions;

(ii)           when such Plan Securities are called, redeemed or retired, or otherwise become payable;

(iii)          in exchange for or upon conversion into other securities alone or other securities and cash pursuant to any plan of merger, consolidation, reorganization, recapitalization or readjustment;

(iv)          upon conversion of such Plan Securities pursuant to their terms into other securities;

(v)           upon exercise of subscription, purchase or other similar rights represented by such Plan Securities;

(vi)          for the purpose of exchanging interim or temporary securities for definitive securities;

(vii)         for other proper purposes of the Fund; and

(viii)        upon the termination of this Contract as hereinafter set forth.

All transfers, exchanges or deliveries of Plan Securities by the Custodian for a purpose permitted by subsection (i), (ii), (iii), (iv), (v) or (vi) of this Section 2.2(a) will be made only upon receipt by the Custodian of Proper Instructions which shall specify the purpose of the transfer, exchange or delivery to be made and the applicable subsection of this Section 2.2(a).  In the case of any transfer, exchange or delivery to be made for the purpose permitted by subsection (vii) of this Section 2.2(a), the Custodian must first receive a certified copy of a resolution of the board of directors of the Fund (the “Board of Directors”) adequately describing such transfer, exchange or delivery, declaring such purpose to be a proper purpose, and naming the person or persons to whom delivery of such Plan Securities shall be made.  Any transfer or delivery pursuant to subsection (viii) of this Section 2.2(a) will be made in accordance with Section 8.1.

(b)           The Custodian shall release and deliver Plan Cash and Plan Cash Equivalents only:

(i)            in connection with the purchase of Plan Securities for the Investment Plan and the delivery of such Plan Securities to, or the crediting of such Plan Securities to the account of, the Custodian, each such payment to be made at prices as confirmed by Proper Instructions;

(ii)           for the payment for the account of the Investment Plan of dividends, interest, taxes, management or advisory fees, capital distributions or operating expenses;

(iii)          for any payments to be made in connection with the conversion, exchange or surrender of Plan Securities held by the Custodian;

(iv)          for transmittal to the Fund’s United States custodian, Citibank, N.A. (the “U.S. Custodian”) for the making of distributions to the Fund;

(v)           for other proper purposes of the Fund; or

(vi)          upon termination of this Contract as hereinafter set forth.

All payments of Plan Cash or Plan Cash Equivalents permitted by subsection (i), (ii), (iii) or (iv) of this Section 2.2(b) will be made only upon receipt by the Custodian of Proper Instructions which shall specify the purpose for which the payment is to be made and the applicable subsection of this Section 2.2(b).  In the case of any payment to be made for the purpose permitted by subsection (v) of this Section 2.2(b), the Custodian must first receive a certified copy of a resolution of the Board of Directors adequately describing such payment, declaring such purpose to be a proper purpose, and naming the person or persons to whom such payment is to be made.  Any payment pursuant to subsection (vi) of this Section 2.2(b) will be made in accordance with Section 8.1.

If the Custodian causes the Investment Plan’s account to be credited on the payable date for interest, dividends or redemptions, the Investment Plan will promptly return to the Custodian any such amount or property so credited upon written notification that the Custodian cannot collect such amount or property in the ordinary course of business.  The Custodian shall have no duty or obligation to institute legal proceedings, file a claim or proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount or property beyond its ordinary collection procedures.

2.3           Bank Account(s).  The Custodian shall, upon receipt of Proper Instructions, open and maintain in Thailand a separate bank account or accounts in the name of “The Mutual Fund Company Limited — The Thai Capital Fund” or “MFC — Thai Capital Fund”, as directed pursuant to Proper Instructions, subject only to order by the Custodian acting pursuant to the term of this Contract.  The Custodian shall hold in such account(s), subject to the provisions hereof, all Plan Cash.

2.4           Liens.  The Plan Assets shall be held free from all rights, charges, security interests, liens and claims of any kind in favor of the Custodian or its creditors, except a claim of payment for their safe custody or administration.  The Plan Assets shall further be held in freely transferable form, not requiring payment of money or value other than for safe custody or administration.

2.5           Registration of Securities.  Securities held by the Custodian shall be registered as follows:  “The Mutual Fund Company Limited — The Thai Capital Fund” or “MFC — Thai Capital Fund”.  Securities which are bearer securities shall be held by the Custodian without registration.

2.6           Good Delivery.  All of the Plan Assets shall be held by the Custodian in a form customarily accepted to be in “good delivery” form.

2.7           Collection of Income, Etc.  The Custodian shall collect (and in that connection present for payment on a timely basis) and hold as part of the Plan Assets hereunder all dividends and other payments and assets which the holder of any of the Plan Assets shall be entitled by applicable law, custom or otherwise.

2.8           Proxies.  The Custodian shall promptly deliver to the Thai Manager, with copies to the Fund, all (a) proxy soliciting materials, and (b) other information (including, without limitation, pendency of calls and maturities of securities, tender and exchange offers and expirations of rights in connection therewith and notices of exercise of call and put options and the maturity of futures contracts) received by the Custodian with respect to the Plan Assets, without indication of the manner in which proxies are to be voted or other elections made.  The Thai Manager, acting in accordance with the Investment Contract, shall notify the Custodian of the action to be taken in respect of such proxies or other elections at least 2 Bangkok business days prior to the date on which the Custodian is to take action in respect of any proxy or other election with respect to the Plan Assets.

3.             Certain Additional Agreements of The Custodian.

3.1           Reports by the Custodian.  The Custodian shall supply to the Fund from time to time, as requested by the Board of Directors, and to the Thai Manager from time to time, as requested by the Thai Manager, statements signed by an authorized representative of the Custodian in respect of the Plan Assets and the safekeeping thereof, including but not limited to identification of all of the Plan Assets and notifications of any transfers of securities to or from each custodial account maintained by the Custodian, indicating, as to all of the Plan Assets, the identity of the entity having physical possession of such assets; provided that no entity other than the Custodian shall be permitted to have physical possession of any of the Plan Assets unless authorized by the Board of Directors.

3.2           Records.  The Custodian shall create and maintain a set of complete records in a form reasonably acceptable to the Fund relating to its activities and obligations under this Contract and shall provide directly to the Fund’s administrator, Princeton Administrators, Inc. (the “Administrator”) a daily facsimile transmission with respect to the Investment Plan, in substantially the form prescribed by the Administrator and the Thai Manager, containing the following:  beginning cash balance; all debits (detailed) for trade settlement; any other debits and credits; ending cash balance; and the mean between the buying and selling rate of Baht against U.S. Dollars quoted by the Bank of Thailand:  The Custodian shall further provide directly to the Administrator and the Thai Manager by facsimile transmission the following additional information with respect to the Investment Plan:  all information received by the Custodian concerning dividends, rights, bonus issues and the like; all confirmations of and invoices relating to the Plan Assets and transactions related thereto; and other information concerning the Investment Plan reasonably requested by the Administrator or the Thai Manager.  The Custodian shall further provide directly to the Administrator a list of the Plan Assets weekly and at month end.  The Custodian shall also create and maintain all records required with respect to the Investment Plan under Thai law.  All such records shall be the property of the Fund.  The Thai Manager and the Fund at all times during the regular business hours of the Custodian, shall be permitted to inspect and copy any or all of such records, such copying and inspection to be made by any of their respective duly authorized officers and duly authorized agents, including, but not limited to, the independent accountants of the Fund.  Employees and agents of the U.S. Securities and Exchange Commission shall further be permitted to inspect and copy such records.  The Custodian shall retain all records kept hereunder until written authorization for delivery or destruction thereof is obtained from the Board of Directors.

The Thai Manager will cooperate with the Administrator and the Custodian with respect to the transmission of information to the Administrator hereunder.

3.3           Books of Account.  The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Fund and the Thai Manager to keep the books of account of the Investment Plan and/or compute the net asset value of the Investment Plan, or, if directed in writing to do so by the Board of Directors, shall itself keep such books of account and/or compute such net asset values.  The calculation of the net asset value shall be made at the time and in the manner described in Exhibit A hereto or otherwise set forth by the Board of Directors.

3.4           Access of Independent Accountants.  Upon request of the Fund, the Custodian will afford full access for the independent accountants of the Fund (who shall be retained at the expense of the Fund) to the books and records of the Custodian insofar as such books and records relate to the Plan Assets or to the performance of the Custodian’s other obligations hereunder.

3.5           Reports by Independent Public Accountants.  The Custodian shall provide the Thai Manager and the Fund, at such times as the Thai Manager or the Fund may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts relating to the Plan Assets, or the services provided by the Custodian hereunder; such reports, which shall be of sufficient scope and in sufficient detail as may reasonably be required by the person requesting the report, will provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, shall so state.

3.6           Securities Depositories.  The Plan Assets shall not be placed in any securities depository or clearing agency except with the express written consent of the Board of Directors.

3.7           Certificates.  The Custodian will (a) promptly deliver to the Fund written notice of any breach by the Custodian of this Contract and (b) provide the Fund annually, or more frequently upon the request of the Fund or the Thai Manager, a certificate confirming compliance with the representations and warranties and due and punctual performance of all its obligations hereunder.

4.             Proper Instructions.

“Proper Instructions” as used herein means a writing signed or initialed by any employee of the Fund, the Administrator, the Thai Manager or Daiwa International Capital Management (H.K.) Limited who has been authorized (each, an “Authorized Person”) by the Board of Directors to sign or initial such writings.  The Fund will deliver to the Custodian a certification of the Secretary or Assistant Secretary of the Fund setting forth the names of all Authorized Person(s).  The Fund, directly or through the Thai Manager, shall notify the Custodian of any change in Authorized Persons.  Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested.  Oral instructions will also be considered Proper Instructions only if they have been given by an Authorized Person and if such oral instructions have been confirmed in writing.  Upon receipt of a certificate of the Secretary or an Assistant Secretary of the Fund as to the authorization by the Board of Directors, accompanied by a detailed description of procedures approved by the Board of Directors, Proper Instructions may also include communications effected directly between electro-mechanical or electronic devices provided that the Board of Directors and the Custodian are satisfied that such procedures afford adequate safeguards for the Fund’s assets.

5.             Actions Permitted Without Express Authority.  The Custodian may in its discretion, without express authority from the Fund or the Thai Manager:

(a)           surrender securities in temporary form for securities in definitive form; and

(b)           endorse for collection, in the name of the Investment Plan, checks, drafts and other negotiable instruments.

6.             Representations and Warranties of The Custodian.  The Custodian represents and warrants to the Thai Manager and the Fund as follows, and covenants that during the term of this Contract such representations and warranties shall remain at all times true and correct:

6.1           Qualification.  The Custodian is a limited company duly organized, existing and in good standing under Thai law.

6.2           Regulation.  The Custodian is regulated as a commercial bank under the Thai Commercial Banking Act.

6.3           Assets.  As of the close of the Custodian’s most recent fiscal year, the Custodian had net assets, converted to U.S. Dollars at the Bank of Thailand’s Exchange Equalization Fund rate applicable at such date, of more than U.S. Dollars 200,000,000.00 Million.

6.4           Bankruptcy.  The Plan Assets are recoverable by the Fund upon, and are not subject to claims relating to, the bankruptcy or insolvency of the Custodian.

6.5           Authorization.  This Contract has been duly executed and delivered by the Custodian and constitutes the valid obligation of the Custodian, legally binding upon it and enforceable against it in accordance with its terms.  Neither the execution nor the delivery of this Contract or the performance by the Custodian of its obligations hereunder violates or will lead to any violation or breach of any corporate charter, by-law or agreement of the Custodian or any law, order, injunction or regulation to which the Custodian is a party or is bound.

7.             Responsibility of Custodian, Etc.

7.1           Evidence of Authority.  The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and properly executed.  The Custodian may receive and accept a certified copy of a vote of the Board of Directors of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such vote or (b) of any determination or of any action by the Board of Directors and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

7.2           Indemnity to the Custodian.  If the Thai Manager or the Fund requires the Custodian to take any action, other than as set forth by this Contract, with respect to the Plan Assets, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee being liable for the payment of money or incurring liability of some other form, the Fund or the Thai Manager, as a prerequisite to requiring the Custodian to take such action, shall indemnify the Custodian in an amount and in a manner and form satisfactory to it.

7.3           Non-Liability of Custodian.  The Custodian shall not be liable to the Fund or the Thai Manager, other than with respect to any breach of this Contract, for any action taken or omitted in good faith without negligence.

7.4           Indemnity by the Custodian.  The Custodian shall indemnify and hold harmless the Fund, the Investment Plan and the Thai Manager against all losses, damages, costs, liabilities and expenses (including counsel fees) incurred by such persons arising out of the Custodian’s breach of this Contract or its negligent action, negligent failure to act or wilful misconduct.

7.5           Enforcement.  The Fund shall have the right at all times to enforce against the Custodian and the Thai Manager the respective obligations of the Custodian and of the Thai Manager under this

Contract.  The Thai Manager shall have the right to enforce against the Custodian and the Fund the respective obligations of the Fund and of the Custodian under this Contract.

8.             Miscellaneous.

8.1           Effective Date.  This Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, and may be amended at any time by written agreement of the parties hereto.  This Contract

(a)           may be terminated by any party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than 60 days after the date of such delivery or mailing; and

(b)           shall terminate if:

(i)            a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Custodian in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Custodian or for any substantial part of the property thereof, or order the winding-up or liquidation of the affairs thereof; or

(ii)           the Custodian shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Custodian or for any substantial part of the property thereof, or shall make any general assignment for the benefit of creditors thereof, or shall fail generally to pay its debts as they become due.

Upon termination of this Contract, the Custodian shall be paid such compensation as may be due as of the date of such termination.

8.2           Successor Custodian.  Upon termination of this Contract:

(a)           if a successor custodian shall be appointed by the Fund and the Thai Manager, the Custodian shall deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all assets then held by it hereunder; or

(b)           if no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of a certified copy of a vote of the Board of Directors, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such vote.

8.3           Notices.  Except as otherwise provided herein, all notices or other communications to the respective parties hereto shall be deemed to have been duly made when delivered by airmail, telex or personal delivery at its address set forth or to such other address as any of the parties hereto may hereafter specify to the other in writing.

8.4           Governing Law.  This Contract shall be governed by and construed in accordance with the laws of the United States and the State of New York.

8.5           Jurisdiction and Service of Process.

(a)           The parties irrevocably agree that any suit, action or proceeding against the Fund arising out of or relating to this Contract shall be subject exclusively to the jurisdictions of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County and irrevocably submit to the jurisdiction of each such Court in connection with any such suit, action or proceeding.  The parties waive any objection to the laying of venue of any such suit, action or proceeding in either such Court, and waive any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The parties irrevocably consent to service of process in connection with any such suit, action or proceeding by prepaid mail at their respective addresses as set forth in this Contract.

(b)           The parties further agree that any suit, action or proceeding against the Thai Manager or the Custodian arising out of or relating to this Contract may, at the sole and unreviewable option of the Fund, be commenced in the jurisdictions either (i) of the courts of the Kingdom of Thailand or (ii) of the United States District Court for the Southern District of New York (the “District Court”) or the Supreme Court of the State of New York, New York County (the “Supreme Court”).  In the event the Fund exercises its option to commence a suit, action or proceeding in either the District Court or the Supreme Court, the Thai Manager and the Custodian each irrevocably submits to the jurisdiction of each such Court in connection with any such suit, action or proceeding, and the Thai Manager and the Custodian each further agrees that, in the event the District Court, for whatever reason, declines to exercise or is determined not to have jurisdiction in connection with any such suit, action or proceeding, the Fund may commence a subsequent suit, action or proceeding in the Supreme Court, and the Thai Manager and the Custodian each irrevocably submits to the jurisdiction of the Supreme Court in connection with any such subsequent suit, action or proceeding.  The Thai Manager and the Custodian each waives any objection to the laying of venue of any such suit, action or proceeding in the District Court or the Supreme Court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The Thai Manager and the Custodian each irrevocably consents to service of process in connection with any such suit, action or proceeding by prepaid mail at its address as set forth in this Contract.

8.6           Language.  The governing language of this Contract shall be English.

8.7           Other Agreements.  This Contract constitutes the entire understanding of the parties hereto with respect to custody of the Plan Assets by the Custodian.

8.8           Headings.  The headings contained in this Contract are for convenience of reference only, and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf as of the date first above written.

THE THAI CAPITAL FUND, INC.

By:	/s/

BANGKOK BANK LIMITED

By:	/s/

THE MUTUAL FUND COMPANY LIMITED

By:	/s/

EXHIBIT A
CALCULATION OF NET ASSET VALUE

1.             The net asset value of the Plan Assets (the “Thai NAV”) at any time shall be the value of the Plan Assets less the liabilities of the Plan at such time.  The net asset value of all the units of the Plan (the “Units”) at any time following the initial issuance thereof shall be the Thai NAV divided by the number of the Units issued and outstanding as of such time.  The Thai NAV shall be calculated by the Thai Manager with the concurrence of the Fund’s designee on the last business day at the close of each week in Bangkok (a “Valuation Date”).  The Thai NAV shall be calculated by reference to the criteria set forth below (and such other criteria as may be necessary to implement the provisions of U.S. the Investment Company Act of 1940).

2.             The value of the Plan Assets held in the Plan shall be determined as follows:

(a)           where the Plan Assets are equity securities listed and traded on the Securities Exchange of Thailand (the “SET”) and SET market quotations are readily available, at the last sales price on such exchange on the applicable Valuation Date or if there is no sale on such exchange on that date, the mean between the last current bid and the asked prices;

(b)           where the Plan Assets are unlisted equity securities, at the mean between current bid and asked prices, if any, or if the same are not available, as determined by the Board of Directors of the Fund;

(c)           short-term investments having a remaining maturity of 60 days or less at cost with accrued interest, or discount carried thereon, included in interest receivable;

(d)           other securities as to which market quotations are readily available shall be valued at their market values; and

(e)           all other securities and assets will be taken at fair value in accordance with procedures determined by the Board of Directors of the Fund.

3.             In instances where price cannot be determined in accordance with the above procedures, or in instances in which the Fund determines that it is impracticable or inappropriate to determine price in accordance with the above procedures, the price will be determined in such manner as the Board of Directors of the Fund may prescribe.

4.             There shall be made such allowance (if any) as the Board of Directors of the Fund may consider appropriate in the case of any asset which the Board of Directors of the Fund considers may not be fully recoverable.

5.             For purposes of determining the Thai NAV, liabilities shall include the amount of any fee payable to the Thai Manager under the Investment Contract or to the Custodian hereunder or other fees and expenses payable hereunder from the Plan Assets.  Other liabilities shall be determined in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

6.             (a)           For purposes of all reporting required under U.S. law, the “Fund’s designee” as used herein shall be Princeton Administrators, Inc., which shall determine the Thai NAV in U.S. Dollars based upon information supplied by the Thai Manager and/or the Custodian, and

(b)           For purposes of all reporting required under Thai law, the Thai Manager shall determine the Thai NAV in Baht.

Exh.A-1